Exhibit 10.1

STOCK PURCHASE AGREEMENT
by and among
PENN NATIONAL GAMING, INC.
and
THE PURCHASERS NAMED IN EXHIBIT A
July 3, 2008

8.2	Interpretation	11
8.3	Notices	12
8.4	Severability	13
8.5	Governing Law	13
8.6	Waiver	14
8.7	Expenses	14
8.8	Successors and Assigns	14
8.9	Third Parties	14
8.10	Counterparts	14
8.11	Entire Agreement; Amendments	14
8.12	Survival	15
8.13	Representation by Counsel; Mutual Drafting	15

Exhibits
Exhibit A	Purchasers
Exhibit B	Investor Rights Agreement
Exhibit C	Certificate of Designations
Exhibit D	Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT, dated as of July 3, 2008 (this “Agreement”), by and among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (the “Company”) and the PURCHASERS NAMED IN THE ATTACHED EXHIBIT A (each, a “Purchaser” and collectively, the “Purchasers”).

          WHEREAS, the Company intends to sell to the Purchasers, and the Purchasers intend to purchase from the Company, as an investment in the Company, shares of Series B Preferred Stock of the Company (the “Preferred Stock”), subject to the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants in this Agreement contained, the parties agree as follows:

          1.      Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

          “Board of Directors” means the Board of Directors of the Company.

          “Business Day” means any day other than the days on which banks in New York, New York are required or authorized to close.

           “Code” means the Internal Revenue Code of 1986, as amended.

           “Common Stock” means the common stock of the Company, par value $0.01 per share.

           “Company Options” means outstanding options to acquire shares of Common Stock from the Company granted to employees of the Company under the Company Stock Plans or otherwise.

           “Company Restricted Shares” means each share of Common Stock granted subject to vesting or other lapse restrictions pursuant to the Company Stock Plans or any applicable restricted stock award agreements.

           “Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the parties to consummate the Transactions or necessary to permit Purchasers to own the Preferred Stock.

           “Gaming Authority” means any Governmental Authority with regulatory control or jurisdiction over casino, pari-mutuel, lottery or other gaming activities and operations.

           “Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry,

tribunal or board of any nation or any government or political subdivision thereof, in each case, whether national, federal, tribal, provincial, state, regional, local or municipal, or any self-regulatory organization.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

          “Investor Rights Agreement” means the Investor Rights Agreement by and among the Company and the Purchasers substantially in the form attached hereto as Exhibit B.

          “Law” means applicable statutes, common law, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, permits, rules and bylaws, in each case, of a Governmental Authority.

          “Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, except (other than in clauses (A), (B), (C), (D), (H), (I) and (J) below) to the extent such changes have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate, that Material Adverse Effect shall not be deemed to include any event, change, effect, development, condition or occurrence to the extent resulting from any one or more of the following: (A) changes in general economic conditions, the securities or financial markets, the gaming industry generally or in any specific jurisdiction or regulatory, legislative or other political conditions or developments; (B) public disclosure of the Transaction Agreements or of the transactions contemplated by the Transaction Agreements (the “Transactions”); (C) any taking of any action specifically required by the Transaction Agreements; (D) changes in Law (other than a change in Law enacted by the State of Illinois, the State of Indiana, the State of West Virginia or the Commonwealth of Pennsylvania prohibiting all gaming activities which are currently permitted therein) or GAAP, or the interpretation thereof; (E) any outbreak or escalation of hostilities or war or any act of terrorism; (F) any weather-related or other force majeure event; (G) any outbreak of illness or other public health-related event; (H) any divestiture or disposition of any assets or operations of the Company or any of its Subsidiaries which, as of the date of this Agreement, the Company and its Subsidiaries have committed to make to satisfy any Gaming Authority; (I) changes in the share price or trading volume of the Common Stock or the failure of the Company to meet projections or forecasts (unless due to a circumstance which would separately constitute a Material Adverse Effect); or (J) any litigation alleging breach of fiduciary duty or other violation of applicable Law relating to the Merger Agreement, the Merger, the Transaction Agreements or the Transactions.

          “Merger Agreement” means the Agreement and Plan of Merger dated June 15, 2007, by and among the Company, Parent and Merger Sub.

          “Merger Sub” means PNG Merger Sub Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent.

     “Other Statutes” means Subchapters 25H, 25I and 25J of the Pennsylvania Business Corporation Law of 1988, as amended.

     “Parent” means PNG Acquisition Company Inc., a Delaware corporation.

     “Pennsylvania Control Share Statute” means Subchapter 25G of the Pennsylvania Business Corporation Law of 1988, as amended.

     “Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture, group or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

     “Purchase Price” means $1,250,000,000, which constitutes the aggregate amount of all Deposits and Balance Payments to be paid to the Company under Section 2.2 hereof.

     “Rights” has the meaning set forth in the Rights Agreement.

     “Rights Agreement” means that certain rights agreement, dated as of March 17, 1999, entered into by and between the Company and Continental Stock Transfer & Trust Company.

     “Securities” shall mean the Preferred Stock and the Common Stock or other securities issuable in respect of the Preferred Stock, upon redemption or in connection with a Business Combination (as defined in the Certificate of Designations).

     “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

     “Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

     “Termination and Settlement Agreement” means the Termination and Settlement Agreement, dated as of the date of this Agreement, by and among the Company, Parent, Merger Sub and the other parties thereto.

     “Transaction Agreements” shall mean this Agreement, the Investor Rights Agreement, the Termination and Settlement Agreement and the Escrow Agreement.

     2. Authorization, Purchase and Sale of Stock.

     2.1 Authorization, Purchase and Sale. The Company has authorized the sale and issuance to the Purchasers of the 12,500 shares of Preferred Stock. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser, and each Purchaser, severally, shall purchase from the Company the number of shares of Preferred Stock set forth opposite the name of such Purchaser under the heading “Shares of Preferred Stock to be Purchased” on Exhibit A (the “Investment”). The terms, limitations and relative rights and preferences of the Preferred Stock are set forth in a Statement with Respect to Shares of Series B Preferred Stock of the Company in the form set forth as Exhibit C hereto, subject to such ministerial changes thereto as the counsel to the Company and the Purchasers agree to be necessary or desirable (the “Certificate of Designations”), which will be filed by the Company on or before the Closing Date with the Department of State of the Commonwealth of Pennsylvania.

      2.2      Purchase Price.

          (a) Prior to 12:00 noon EDT on the first Business Day after the date hereof, each Purchaser shall deliver by wire transfer of immediately available United States funds to the Company the nonrefundable cash amount set forth opposite the name of such Purchaser on Exhibit A hereto under the heading “Signing Date Payment” (collectively, the “Deposit”); provided, however, that if the Company has not executed and delivered to the other parties thereto the Termination and Settlement Agreement on the date hereof, the Company shall refund the full amount of the Deposit to each Purchaser in the amount set forth opposite the name of such Purchaser on Exhibit A by 3:00 p.m. on the second Business Day immediately following the date hereof.

          (b) Prior to 10:00 a.m. EDT on July 21, 2008 (the “Balance Payment Date”), each Purchaser shall deposit with First American Title Insurance Company (the “Escrow Agent”) pursuant to an escrow agreement dated as of the date hereof in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”) the cash amount set forth opposite the name of such Purchaser on Exhibit A hereto under the heading “Balance Payment” (each, a “Balance Payment”).

      2.3      Closing. The closing of the purchase and sale of the Preferred Stock (the “Closing”) shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or (ii) at such other place and at such date and time as the Company and the Purchasers may agree (the actual date of the Closing, the “Closing Date”), as soon as reasonably practicable but, in any event, no later than the third (3rd) Business Day after the day on which the last condition set forth in Section 6 is satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions). At the Closing, the Company shall deliver to each Purchaser certificates representing the shares of Preferred Stock purchased by such Purchaser and the Escrow Agent shall release the Balance Payment to the Company pursuant to the terms of the Escrow Agreement.

     3.      Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Purchasers as follows:

     3.1    Corporate Existence and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction, except where the failure to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     3.2    Capitalization.

     (a)      As of May 31, 2008, the authorized capital stock of the Company consists of:

     (i)      200,000,000 shares of Common Stock, of which 86,940,520 shares were issued and outstanding (including 380,000 outstanding Company Restricted Shares);

     (ii)      1,000,000 shares of preferred stock, par value $.01 per share, none of which were issued and outstanding; and

     (iii)      outstanding Company Options to purchase an aggregate of 7,173,405 shares of Common Stock, with a weighted average exercise price of $27.68 per share.

     All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right, other than as provided for in the Transaction Agreements. As of May 31, 2008, 1,698,800 shares of Common Stock were held in the treasury of the Company.

              (b)      Except as set forth in Section 3.2(a) and except for 3,224,475 shares of Common Stock reserved for issuance pursuant to the Company Stock Plans and except for the Rights, as of the date of this Agreement, there have not been reserved for issuance, and there are no outstanding: (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) Company Options or other rights or options to acquire from the Company, or obligations of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iv) equity equivalent interests in the ownership or earnings of the Company or other similar rights in respect of the Company (the securities described in clauses (i) through (iv) are collectively referred to as the “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or preemptive rights with respect thereto.

    3.3      Authorization. The Company has all requisite corporate power to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Preferred Stock, and the filing of the Certificate of Designations, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions has been taken. Except for any stockholder approval that may be required to approve the issuance of Common Stock in redemption of or exchange for the Preferred Stock pursuant to the rules of Nasdaq (or, if the Common Stock is not listed or quoted on Nasdaq, the principal national or regional exchange or market on which the Common Stock is then listed or quoted), the execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the Transactions do not require any approval of the Company’s stockholders. Assuming this Agreement constitutes the legal and binding agreement of the Purchasers, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        3.4       Valid Issuance. The Preferred Stock being purchased by the Purchasers pursuant to this Agreement will, upon issuance pursuant to the terms of this Agreement and upon payment therefor, be duly authorized, validly issued, fully paid and non-assessable. Subject to the accuracy of the representations made by the Purchasers in Section 4, the Preferred Stock will be issued to the Purchasers in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act.

         3.5       No Conflict. No material consent, approval, order or authorization of any third party that is not a Governmental Authority is required for the execution, delivery and performance of this Agreement by the Company. The execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the articles of incorporation or by-laws of the Company or (ii) conflict with or violate any applicable Law, other than, in the case of (ii) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         3.6       Anti-Takeover Provisions. No “fair price,” “merger moratorium,” “control share acquisition,” or other anti-takeover or similar statute or regulation applies or purports to apply to this Agreement, the Transactions, or the issuance to the Purchasers of shares of Common Stock upon any redemption of Preferred Stock (the “Common Stock Issuance”), except for (i) those which have been made not applicable to this Agreement or the Transactions by valid action of the Board of Directors prior to the execution and delivery hereof, (ii) those which do not restrict or prohibit this Agreement or the Transactions or the Certificate of Designations, and (iii) with respect to the Common Stock Issuance, the Pennsylvania Control Share Statute and the Other Statutes. Prior to the execution and delivery hereof, the Board of Directors took all action necessary to ensure that the Purchasers and their respective Affiliates and Associates, each as defined in the Rights Agreement, are excepted from the definitions of Acquiring Person and Adverse Person in the Rights Agreement only to the extent each is a Beneficial Owner (as defined in the Rights Agreement) as a result of the approval, execution and delivery of this Agreement or consummation of the Transactions.

         4.        Representations and Warranties of Each Purchaser. Each Purchaser, severally for itself and not jointly with the other Purchasers, represents and warrants to the Company as follows:

        4.1      Organization. Such Purchaser is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it will be a party and to perform each of its obligations hereunder and thereunder.

     4.2      Authorization. All corporate, member or partnership action on the part of such Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the Transactions has been taken. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     4.3      No Conflict. No material consent, approval, order or authorization of any third party is required for the execution, delivery and performance of this Agreement by such Purchaser. The execution, delivery and performance of the Transaction Agreements by such Purchaser and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational documents of such Purchaser or (ii) conflict with or violate any applicable Law, other than, in the case of (ii) above, as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Purchaser to perform its obligations under the Transaction Agreements.

     4.4      Purchasers’ Financing. On the date of this Agreement, such Purchaser has and, at the Balance Payment Date will have, all funds necessary to make the payments to the Company on such dates as contemplated hereby, and no internal or other approval is required for such Purchaser to fulfill such payment obligations hereunder, other than customary capital call provisions of such Purchaser pursuant to which each limited partner of such Purchaser has irrevocably committed to fund such limited partner’s capital contribution promptly after the call or demand by the general partner of such Purchaser.

     4.5      Purchase Entirely for Own Account. Such Purchaser is acquiring the Preferred Stock for its own account and not with a view to, or for sale in connection with, any distribution of the Preferred Stock in violation of the Securities Act. Such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Preferred Stock.

     4.6      Investor Status. Such Purchaser certifies and represents to the Company that such Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Preferred Stock for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

     4.7      Securities Not Registered. Such Purchaser understands that the Preferred Stock has not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Preferred Stock must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

     4.8      Tax Matters. Such Purchaser is a United States person within the meaning of Section 7701(a)(30) of the Code.

     5.        Covenants.

     5.1      Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all appropriate actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities (including Gaming Authorities) or other Persons and holding a vote of the Company’s stockholders to approve the Common Stock Issuance; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the Transactions under any contract.

     5.2      Pennsylvania Control Share Statute. The Company and the Board of Directors shall, subject to directors’ fiduciary duties under applicable law, grant such approvals and take such actions as are reasonably necessary to eliminate or minimize the effects of the Pennsylvania Control Share Statute with respect to the Preferred Stock, this Agreement and the Transactions, and shall hold a vote of the Company’s stockholders to approve the same pursuant to Section 2564 of the Pennsylvania Control Share Statute if requested by a Purchaser whose shares may be deemed to be Control Shares (as such term is defined in the Pennsylvania Control Share Statute).

     5.3      Interim Actions. If during the period between the date hereof and the earlier of the Closing Date and the date this Agreement is terminated, the Company takes any action that, had the Preferred Stock been outstanding at such time, (i) would have resulted in a distribution or payment to the holders of the Preferred Stock, (ii) would, or together with other like events could, have resulted in any adjustments to the terms of the Preferred Stock, including the Ceiling Price or the Floor Price (as defined in the Certificate of Designations), or (iii) would have required the prior approval of or consent by the holders of the Preferred Stock, then the taking of any such action by the Company shall require the approval of each of the Purchasers.

     5.4      Tax Treatment.

                   (a)       Each Purchaser shall deliver to the Company an IRS Form W-9 in connection with its acquisition of the Preferred Stock hereunder and at any other time reasonably requested by the Company.

                   (b)      The Company shall not treat the Preferred Stock (based on its terms) as “preferred stock” as defined in Treasury Regulation Section 1.305 -5(a), provided that (i) it receives an opinion of nationally recognized tax counsel or an accounting firm on which it may rely, in form and substance reasonably satisfactory to the Company, at the time that such treatment is relevant to the Company based on then applicable law, to the effect that it is at least more likely than not that the Preferred Stock is not "preferred stock" as defined in Treasury Regulation Section 1.305 -5(a) and (ii) this Section 5.4 shall not limit the Company's rights under Section 10(c) of the Certificate of Designations.

     6.       Conditions Precedent.

     6.1     Conditions to the Obligations of Each Party. The obligations of the Company, and each Purchaser to consummate the sale of the Preferred Stock to the Purchasers at the Closing are subject to the satisfaction or waiver of the following conditions:

                   (a)      Any and all Gaming Approvals, and any approvals required under the HSR Act, if any, required to be obtained prior to the Closing to consummate the Investment shall have been obtained.

                   (b)      No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Investment (provided, that prior to asserting this condition, the party asserting this condition shall have used its best efforts (in the manner contemplated by Section 5.1) to prevent the entry of any such Restraint and to appeal as promptly as practicable any judgment that may be entered).

                  (c)       The Investor Rights Agreement shall be in full force and effect.

                  (d)       The Termination and Settlement Agreement shall be in full force and effect.

   6.2       Conditions to the Obligations of the Company. The obligation of the Company to consummate the sale of the Preferred Stock to the Purchasers at the Closing is subject to the satisfaction or waiver of the following further conditions:

                  (a)       The representations and warranties contained herein of the Purchasers shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except where the failure to be so true and correct would not, individually or in the aggregate, as of the date hereof and as of the Closing Date has not had, and would not be reasonably likely to have an effect on the Purchasers that will, or would reasonably be expected to, materially delay or hinder the ability of the Purchasers to perform their obligations under the Transaction Agreements; provided, however, that such representations and warranties made as of a specific date need only be true and correct (subject to the qualifications set forth above) as of such date only.

     (b) The Company shall have received the full amount of the Deposit and the Escrow Agent shall have received the full amount of the Balance Payment, each in accordance with the terms of this Agreement.

     (c) The Purchasers shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder at or prior to the Closing.

    6.3 Conditions to the Obligations of the Purchasers. The obligation of the Purchasers to consummate the sale of the Preferred Stock to the Purchasers at the Closing is subject to the satisfaction or waiver of the following further conditions:

     (a) The representations and warranties of the Company (i) set forth in Section 3.4 shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date and (ii) set forth in Article III, other than in Section 3.4, shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (without giving effect to qualifications as to materiality or Material Adverse Effect contained therein), except where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that such representations and warranties made as of a specific date need only be true and correct (subject to the qualifications set forth above) as of such date only.

     (b) The Certificate of Designations shall have been filed by the Company with the Department of State of the Commonwealth of Pennsylvania, and satisfactory evidence of such filing shall have been delivered to the Purchasers.

     (c) The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Closing.

     7. Termination.

     7.1 Conditions of Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time before the Closing:

     (a) by mutual consent of the Company and the Purchasers;

     (b) by either the Company, on the one hand, or the Purchasers, on the other hand, if:

     (i) the Closing shall not have occurred on or prior to 5:00 p.m., New York time, on December 31, 2008 and the party or parties seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its or their obligations under this Agreement; or

     (ii) any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; or

     (c) by the Company, if the Purchasers shall have failed to deliver (i) the Deposit before 5:00 p.m. EDT on the first Business Day after the date hereof, or (ii) the Balance Payment to the Escrow Agent, in accordance with the terms and conditions set forth herein, on or prior to the Balance Payment Date.

 7.2     Effect of Termination. In the event of any termination pursuant to Section 7.1, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchasers, or their directors, officers, agents or stockholders, with respect to this Agreement, other than in respect of willful breach or except as set forth in Section 7.3.

 7.3    Application of Deposit; Repayment of Balance. If this Agreement is terminated, then (a) an amount equal to each Purchasers’ respective Balance Payment (together with interest thereon, if any) shall be released from escrow by the Escrow Agent to each such Purchaser (or, if an amount less than the full Balance Payment has been deposited with the Escrow Agent by any Purchaser, the Escrow Agent shall release to such Purchaser an amount equal to the portion of the Balance Payment (together with interest thereon, if any), if any received by the Escrow Agent from such Purchaser) pursuant to the terms of the Escrow Agreement, and (b) other than as may be required by Section 2.2(a), the Company shall retain the Deposit. Each of the Company and the Purchasers acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, the Company would not enter into this Agreement.

 8.      Miscellaneous Provisions.

 8.1    Public Statements or Releases. Promptly following the execution and delivery of this Agreement, the Company and the Purchasers shall issue a mutual acceptable joint press release announcing the execution of this Agreement. Neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the Transactions without the prior approval of the other parties, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, nothing in this Section 8.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under applicable law or under the rules of any national securities exchange or any Gaming Authority.

 8.2    Interpretation. Section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrase “the date of this Agreement,” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined in this Agreement will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party must be agreed to in writing by such party unless otherwise indicated in this Agreement. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

   8.3       Notices. All notices, requests and other communications to any party hereunder shall be in writing, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), or by facsimile, and shall be given:

(a)   if to the Company, to:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
Attention:    Peter M. Carlino
Fax:            (610) 376-2842

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street New York,
New York 10019-6150
Attention:   Daniel A. Neff
                  David C. Karp
Fax:          (212) 403-2000

(b) if to any Purchaser, to the address set forth in Exhibit A for such Purchaser with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue New York,
New York 10019
Attention:  Thomas M. Cerabino
                Adam M. Turteltaub
Fax:         (212) 728-8111

and

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attention: Jonathan A. Schaffzin
Fax: (212) 269-5420

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 8.3.

 8.4      Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties.

8.5       Governing Law.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

     (b) For the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, each party irrevocably submits to the jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and, in the event there is no subject matter jurisdiction over this dispute in Federal court, then to the jurisdiction of the Court of Common Pleas of Berks County. Each party agrees to commence any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in the United States District Court for the Eastern District of Pennsylvania, and, in the event such suit, action or other proceeding may not be brought in Federal court, then each party agrees to commence such suit, action or proceeding in the Court of Common Pleas of Berks County. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) the United States District Court for the Eastern District of Pennsylvania, and in (ii) the Court of Common Pleas of Berks County. Each party hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any of the aforementioned courts that any such suit, action or proceeding has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.5 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 8.5 shall not constitute a general consent to service of process in the Commonwealth of Pennsylvania and shall have no effect for any purpose except as provided in this Section 8.5. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

     8.6      Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

     8.7      Expenses. Each of the Company and the Purchasers shall be responsible for their own expenses incurred in connection with the Investment and the other transactions contemplated by the Transaction Agreements; provided, however, that (i) the Purchasers shall be liable for and shall pay any regulatory fees incurred in order to obtain any filings, consents, waivers, approvals authorizations, permits or other orders from any Gaming Authority necessary in connection this Agreement or, except for the Bank Parties, the Merger Agreement, and shall be responsible for the costs of any approvals under the HSR Act.

     8.8      Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), provided, however, that a Purchaser may assign any of its rights, interests and obligations hereunder to an Affiliate, provided that no Purchaser may assign any of its rights, interests and obligations hereunder to an Affiliate if such assignment would, or would reasonably be expected to, materially delay or hinder the ability of any the Purchasers to perform their obligations under Sections 2.2 and 7.3 hereto, and provided further that no such assignment shall relieve such Purchaser from any of its agreements and obligations hereunder.

     8.9      Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party nor create or establish any third party beneficiary to this Agreement or any other Transaction Agreement.

     8.10      Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     8.11      Entire Agreement; Amendments. This Agreement, the Investment Rights Agreement and the Confidentiality Agreement, constitute the entire agreement between the parties respecting the subject matter of this Agreement and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter of this

Agreement, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties unless made in writing and duly executed by the parties.

     8.12 Survival. The representations and warranties contained in this Agreement shall terminate upon the first to occur of the Closing or the termination of this Agreement.

     8.13 Representation by Counsel; Mutual Drafting. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

*         *         *         *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PENN NATIONAL GAMING, INC.

By:	/s/ Peter M. Carlino
Name: Mr. Peter M. Carlino
Title: Chairman and Chief Executive Officer

FIF V PFD LLC

By: /s/ Randal Nardone
Name: Randal Nardone
Title: Vice President

CENTERBRIDGE CAPITAL PARTNERS, L.P.

By: Centerbridge Associates, L.P.,
its general partner

By: Centerbridge Associates, G.P.,
its general partner

By: /s/ Steven Price
Name: Steven Price
Title: Senior Managing Director

DB INVESTMENT PARTNERS, INC.

By: /s/ Joseph J. Rice
Name: Joseph J. Rice
Title: Director

By: /s/ Michael T. Iben
Name: Michael T. Iben
Title: Director

WACHOVIA INVESTMENT HOLDINGS, LLC

By: /s/ Eric J. Lloyd
Name: Eric J. Lloyd
Title: Managing Director

			EXHIBIT A

PURCHASERS

Purchaser Name and	Shares of Preferred	Signing Date Payment	Balance Payment
Address	Stock to be
	Purchased

FIF V PFD LLC	9,750	$370,500,000	$604,500,000

CENTERBRIDGE	2,300	$87,400,000	$142,600,000
CAPITAL
PARTNERS, L.P.

DB INVESTMENT	225	$8,550,000	$13,950,000
PARTNERS, INC.

WACHOVIA	225	$8,550,000	$13,950,000
INVESTMENT
HOLDINGS, LLC

TOTAL:	12,500	$475,000,000.00	$775,000,000.00

EXHIBIT B

INVESTOR RIGHTS AGREEMENT

EXHIBIT C

CERTIFICATE OF DESIGNATIONS

EXHIBIT D

ESCROW AGREEMENT